Exhibit 16.0

                       To Amendment No. 2 to the Form 10SB
                                       of
                        OnLine Production Services, Inc.


                                Babcock & Company
                              210-13711 72nd Avenue
                          Surrey, B.C., Canada V3W 2P2
                                 (6o4) 597-9668



December 6, 1999



Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stock 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549


We would like to inform you that we have read the disclosures provided by OnLine Production Services, Inc. (Comm. Number 0-2711) in its Amendment No. 2 dated December 6, 1999 to the registration statement on Form 10SB and that there are no disagreements regarding the statements made under "Item 14-Changes in and Disagreements with Accountants on Accounting and Financial Disclosures."

Sincerely,


/s/ Babcock & Company.
By: "Jeff Babcock"